UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Turtle Beach Corporation
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TURTLE BEACH CORPORATION

11011 Via Frontera, Suite A/B
San Diego, California 92127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 19, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Turtle Beach Corporation (the “Company”) to be held at 9:00 a.m. local time on Friday, June 19, 2020, at our headquarters located at 11011 Via Frontera, Suite A/B San Diego, California 92127 for the following purposes:

1.	A vote to elect five members to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and are qualified;

2.	A vote to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	An advisory vote on the compensation of our named executive officers; and

4.	To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.

We intend to hold our Annual Meeting in person, however, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials, federal, state and local governments may issue or impose in light of the evolving coronavirus (“COVID-19”) situation. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication (i.e., a virtual-only meeting). Details on how to participate will be posted on our website at https://corp.turtlebeach.com/ and filed with the SEC as additional proxy material. We encourage attendees to review guidance from public health authorities on this issue, and to check our website prior to the Annual Meeting if you plan to attend.

Additional details regarding the meeting, the business to be conducted, and information about the Company that you should consider when you vote your shares are described in our Proxy Statement. You may vote if you were a record owner of Turtle Beach Corporation common stock at the close of business on April 20, 2020.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares be represented at the Annual Meeting, regardless of the number of shares you may hold. Even though you may plan to attend the Annual Meeting in person, please promptly vote using one of the following methods: by telephone, by calling the toll-free telephone number printed on your proxy card; on the Internet, by accessing the website address printed on your proxy card; or by completing, signing and returning the enclosed proxy card in the enclosed postage-prepaid return envelope. Voting by any of these methods will not prevent you from attending the Annual Meeting. You may change or revoke your proxy at any time before it is voted. Your vote is extremely important, and we appreciate you taking the time to vote promptly.

A Notice of Internet Availability of Proxy Material will be first sent or made available to our stockholders on or about April 29, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 19, 2020.
This Proxy Statement and the other proxy materials also are available online at www.proxyvote.com

BY ORDER OF THE BOARD OF DIRECTORS

Juergen Stark
Chairman, Chief Executive Officer and President
April 29, 2020

As used in this Proxy Statement, references to “Turtle Beach,” the “Company,” “we,” “us,” “our” and similar references refer to Turtle Beach Corporation.

-i-

TURTLE BEACH CORPORATION

11011 Via Frontera, Suite A/B
San Diego, California 92127

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 19, 2020

ABOUT THE MEETING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Turtle Beach Corporation (also referred to as “we,” “us,” “Turtle Beach” and the “Company”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 29, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting in person?

The Annual Meeting will be held on Friday, June 19, 2020 at 9:00 a.m. local time at our headquarters located at 11011 Via Frontera, Suite A/B San Diego, California 92127. Information on how to vote in person at the Annual Meeting is discussed below. We intend to hold our Annual Meeting in person; however, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials, federal, state and local governments may issue or impose in light of the evolving coronavirus (“COVID-19”) situation. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding the Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting). Details on how to participate will be posted on our website at https://corp.turtlebeach.com/ and filed with the SEC as additional proxy material. We encourage attendees to review guidance from public health authorities on this issue, and to check our website prior to the Annual Meeting if you plan to attend.

Who can vote?

Only stockholders of record as of the close of business on April 20, 2020, the (“Record Date”), are entitled to vote. On that day, approximately 14,572,756 shares of our common stock, par value $0.001 (the “Common Stock”) were outstanding and eligible to vote, and there were approximately 956 record holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. The actual number of shares of Common Stock outstanding and eligible to vote on the Record Date will be reported in the Company’s Current Report on Form 8-K, which will report the results of the Annual Meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. Thus, the holders of approximately 7,286,378 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you are present in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

What am I voting on?

There are three matters scheduled for a vote:

Item 1: The election of five members to the Board to serve until the next annual meeting of stockholders and until their successors are elected and are qualified.

Item 2: The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Item 3: An advisory vote on the compensation of our named executive officers (“Named Executive Officers”).

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present in person or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. Stockholders can choose among the following methods to vote:

Via the Internet — Stockholders can vote by voting their shares via the Internet as instructed on the website identified in the Notice. The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for stockholders of record is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 18, 2020.

By Telephone — The Notice includes a toll-free number you can call to request printed copies of proxy materials. Telephone voting for stockholders of record is available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 18, 2020.

By Mail — Stockholders who receive a paper proxy card may elect to vote by mail by completing, signing and dating their proxy card and mailing it in the pre-addressed envelope that accompanies the delivery of a paper proxy card. Proxy cards submitted by mail must be received prior to the Annual Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in “street name” (held in the name of a bank, broker or other holder of record) may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice, and then completing, signing and dating the proxy card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

At the Annual Meeting — Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and you bring such proxy to the Annual Meeting.

If your shares are held in “street name,” you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you vote via the Internet, by telephone or by mailing a proxy card, we will vote your shares as you direct. For the election of directors (Item 1), you may specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the ratification of our audit committee’s (the “Audit Committee”) appointment of BDO USA, LLP as our independent registered public accounting firm (Item 2) and the approval of the compensation of our Named Executive Officers (Item 3), you may vote “for” or “against” the ratification or approval, or you may abstain from voting on the ratification or approval.

How does the Board recommend I vote?

The Board unanimously recommends the following votes:

•	FOR each of the Board’s nominees for election to the Board to serve until the annual meeting of stockholders in 2021 and until their successors are duly elected and qualified (Item 1);

•	FOR the ratification of the Audit Committee’s appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (Item 2); and

•	FOR advisory approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement (Item 3).

Can I change my vote after submitting my proxy? What if I return a proxy card or otherwise vote but do not make specific choices?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above. Unless properly revoked, properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are provided on such properly executed and delivered proxy, those shares will be voted by one of the individuals named as a proxy on your proxy card as recommended by the Board, as stated in this Proxy Statement and in the Notice, specifically (1) in favor of our nominees for directors, (2) in favor of the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2020, and (3) in favor of the advisory approval of executive compensation for our Named Executive Officers. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of not more than three people to whom you wish to give your proxy.

How many votes are needed to approve each proposal? How are votes counted? What are broker non-votes?

The Annual Meeting will be held if a quorum is represented at the Annual Meeting in person or by proxy.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the Annual Meeting for purposes of obtaining a quorum. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of Nasdaq, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, as well as the advisory stockholder votes on executive compensation. Because the ratification of BDO USA, LLP as the Company’s independent registered public accounting firm is considered a “routine” matter, brokers or nominees can vote shares for which they did not receive instructions with respect to that proposal.

Therefore, you must vote your shares if you want them to be counted in the votes for election of directors (Item 1) or the advisory approval of Named Executive Officer compensation (Item 3). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm (Item 2).

Because each director nominee is elected by the affirmative vote of the holders of a plurality of the shares of Common Stock voted, abstentions and broker non-votes will have no effect on the election of directors (Item 1). The ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm (Item 2) and the advisory approval of Named Executive Officer compensation (Item 3) require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether Item 1 or Item 3 has been approved, abstentions have the same effect as negative votes. Broker non-votes will have no effect on the outcome of the votes for Item 2.

Who will count the vote?

The votes will be tabulated by Joe Azevedo, the Company’s Senior Director of Financial Planning & Analysis, the inspector of elections appointed by the Board for the Annual Meeting.

Where can I find the results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four (4) business days of the Annual Meeting.

Who is soliciting this proxy?

Solicitation of proxies is made on behalf of the Board. The cost of soliciting proxies, including preparing, assembling and mailing the Notice, Proxy Statement, form of proxy and other soliciting materials, as well as the cost of forwarding such material to the beneficial owners of stock, will be paid by us, except for some costs associated with individual stockholders’ use of the Internet or telephone, and postage. In addition to the solicitation by electronic communications and/or by mail, directors, officers, regular employees and others may also, but without compensation other than their regular compensation, solicit proxies personally or by telephone or other means of electronic communication. We may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.

What if I can’t attend the Annual Meeting?

If you are unable to attend the Annual Meeting in person and you intend to vote, you may vote your shares by proxy, via the Internet, by telephone or by mail by the applicable deadline.

Who can help answer your questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, requests should be directed as described below:

Turtle Beach Corporation
c/o Gateway Investor Relations
4685 MacArthur Court, Suite 400
Newport Beach, California 92660
Attn: Cody Slach
Phone: (949) 574-3860

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 19, 2020.
The Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019 are both available free of charge at https://corp.turtlebeach.com/. We will provide without charge to each person to whom this Proxy Statement has been delivered (whether by mail or through the Internet), upon request, up to two additional copies of our Annual Report, including the consolidated financial statements and financial statement schedules.

We make available free of charge through our website https://corp.turtlebeach.com/ our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, the Proxy Statement and certain other forms and reports filed or furnished pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

CORPORATE GOVERNANCE

In accordance with the Nevada Revised Statutes and the Company’s Articles of Incorporation, as amended, and our bylaws, as amended (the “Bylaws”), the Board has oversight of the affairs of the Company. Although the Company’s non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through reports and materials provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board and committees of the Board.

Board Leadership Structure. The Board is responsible for the control and direction of the Company. The Board represents the shareholders and its primary purpose is to build long-term shareholder value. Our Chairman of the Board is selected by the Board and as of January 2020 is our Chief Executive Officer (“CEO”), Juergen Stark, who manages the business and affairs of the Company and presides over the meetings of the Board. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of shareholders. In addition, the independent directors on the Board appointed a lead independent director, William E. Keitel, to oversee matters on behalf of the independent directors. Mr. Keitel has served as lead independent director since Mr. Stark became the Chairman in January 2020. The guidance and direction provided by the lead independent director reinforces the Board’s independent oversight of management and contribute to communication among members of the Board.

The Board’s Role in Risk Oversight. The Board as a whole has responsibility for the general oversight of risk, and the Board’s committees address and report to the Board on any individual risk areas within their purview. Topics related to risk and risk management are regularly discussed at Board and Board committee meetings. The Company’s senior management, consultants, and advisors make presentations to committees and the full Board as to the areas of principal risk, as well as on the processes that the Company has in place to identify, assess and report such risks.

The Board committees report to the Board on their consideration of any risks within their respective areas of focus. The Audit Committee primarily oversees risks relating to or arising from financial and disclosure controls and procedures, and accounting and other financial matters. The Company’s Chief Financial Officer reports to the Audit Committee on such risks and related risk management, and the Company’s independent auditors regularly provide reports at Audit Committee meetings. The Compensation Committee has considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on its business or operations. The Compliance and Governance Committee reviews any risks that come within its area of responsibility (for example, risks related to corporate governance).

Independence. Our Common Stock is currently listed on the Nasdaq Global Market under the symbol “HEAR,” and therefore, our determination of the independence of directors is made using the definition of “independent director” contained in the Nasdaq listing standards. On the basis of information solicited from each director, the Board has determined that each of L. Gregory Ballard, William E. Keitel, Kelly Thompson and Andrew Wolfe, Ph.D. is an independent director within the meaning of Nasdaq listing standards. In making its determinations regarding director independence, the Board considered, among other things:

•	any material relationships with the Company, its subsidiaries or its management, aside from such director’s service as a director;

•	transactions between the Company, on the one hand, and the directors and their respective affiliates, on the other hand;

•
transactions outside the ordinary course of business between the Company and companies at which some of its directors are or have been executive officers or significant stakeholders, and the amount of any such transactions with these companies; and

•	relationships among the directors with respect to common involvement with for-profit and non-profit organizations.

Conflicts of Interest and Corporate Governance Matters. Under our Code of Business Conduct and Ethics (“Code of Conduct”), no employee may serve as a director of any outside business concern, other than on behalf of the Company, without the written approval of the Company. In addition, no director may serve as a director of a company that engages in the business of providing audio products such as headsets, speakers, sound-bars or other commercial audio products, or gaming accessories. The charter of the Compliance and Governance Committee empowers the Compliance and Governance Committee to review the Company’s corporate governance principles at least once a year, as recommended by the Compliance and Governance Committee and adopted by the Board. There are no pre-determined limitations on the number of other boards of directors on which the directors of the Company may serve; however, the Board expects individual directors to use judgment in accepting other directorships and to allow sufficient time and attention to Company matters. There are no set term limits for directors.

Code of Business Conduct and Ethics. The Company is committed to ethical business practices. Our Code of Conduct applies to all of the Company’s employees, officers and directors and our Code of Ethics for Senior Financial Employees applies to the Company’s principal executive officer, principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted under the Sarbanes-Oxley Act of 2002, as amended, as well as certain other senior financial employees. The Company’s Code of Conduct can be found on the Company’s website at https://corp.turtlebeach.com/ under the heading “Investors Relations—Corporate Governance—Code of Ethics.” Please note that none of the information on the Company’s website is incorporated by reference in this Proxy Statement.

Communications with the Board of Directors. If you would like to communicate with the Company’s directors, please send a letter to the following address: Turtle Beach Corporation c/o Corporate Secretary, 11011 Via Frontera, Suite A/B, San Diego, California 92127. The Company’s Corporate Secretary will review each such communication and forward a copy to the Board.

Meetings of the Board of Directors and Stockholders. It is the policy of the Board to meet at least quarterly. The Board held thirteen (13) meetings in 2019. In 2019, the Board also held regular executive sessions where non-management directors met without management participation. Each incumbent director attended at least 75% of the meetings of the Board and the committees on which he or she served in 2019. Directors are encouraged to attend the Annual Meeting of Stockholders. Each of our directors attended our annual meeting of stockholders in 2019 either in person or telephonically.

Committees of the Board of Directors. The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Compliance and Governance Committee.

Audit Committee — The Audit Committee operates under a written charter adopted by the Board, which is available on the Company’s website at https://corp.turtlebeach.com/ under the heading “Corporate Governance—Audit Committee Charter.” The Audit Committee’s primary purpose is to assist the Board in the oversight of the integrity of its accounting and financial reporting process, the audits of the Company’s financial statements and its compliance with legal and regulatory requirements. The functions of the Audit Committee include, among other things: (i) hiring the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s consolidated financial statements and monitoring its independence and performance; (ii) reviewing and approving the planned scope of the annual audit and the results of the annual audit; (iii) pre-approving all audit services and permissible non-audit services provided by the Company’s independent registered public accounting firm; (iv) reviewing the significant accounting and reporting principles to understand their impact on the Company’s consolidated financial statements; (v) reviewing the Company’s internal financial, operating and accounting controls with management and the Company’s independent registered public accounting firm; (vi) reviewing with management and the Company’s independent registered public accounting firm, as appropriate, the Company’s financial reports, earnings announcements and its compliance with legal and regulatory requirements; (vii) establishing procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and confidential submissions by the Company’s employees of concerns regarding questionable accounting or auditing matters; (viii) reviewing and approving related-party transactions; and (ix) reviewing and evaluating the Audit Committee charter.

In so doing, it is the responsibility of the Audit Committee to maintain free and open communication among the Audit Committee, the independent registered public accounting firm, the internal audit function and Company management. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain at the expense of the Company independent outside counsel or other experts or advisers as it deems necessary to carry out its duties. In addition, the Committee periodically meets in executive session without management present. A detailed list of the Audit Committee’s functions is included in its charter, a copy of which can be found on the Company’s website. The Company maintains a policy that the Audit Committee review certain transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related person has a direct or indirect material interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any such related party transaction. See the “Certain Relationships and Related Party Transactions” section of this Proxy Statement.

The current members of the Audit Committee are Mr. Keitel, Mr. Ballard and Dr. Wolfe. Mr. Keitel serves as the Chair of this committee. The Board has determined that each member of the Audit Committee is “financially literate” and “independent” as defined in the applicable Nasdaq listing standards and the applicable rules under the Exchange Act. In addition, the Board has determined that Mr. Keitel is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee held six (6) meetings in 2019.

Compensation Committee — The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at https://corp.turtlebeach.com/ under the heading “Corporate Governance—Compensation Committee Charter.” The primary purpose of the Compensation Committee is to assist the Board in exercising its responsibilities relating to compensation of the Company’s executive officers, directors and employees and to administer the Company’s equity compensation and other benefit plans including the 2013 Stock Based Incentive Compensation Plan, as amended from time to time.

In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of the Compensation Committee include, among other things (i) designing and implementing competitive compensation policies to attract and retain key personnel; (ii) reviewing and formulating policy and determining the compensation of the Company’s executive officers and employees; (iii) reviewing and recommending to the Board the compensation of the directors; (iv) administering the Company’s equity incentive plan and granting equity awards to employees and directors under this plan; (v) engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and (vi) reviewing and evaluating the Compensation Committee’s charter.

The Compensation Committee makes all decisions regarding the CEO’s compensation. Decisions regarding the compensation of other Named Executive Officers are made by the Compensation Committee in consultation with, and upon the recommendation of, the CEO. In this regard, the CEO provides the Compensation Committee evaluations of business goals and objectives and executive performance and recommendations regarding salary levels, equity grants and other incentive awards. The Compensation Committee’s charter authorizes the Compensation Committee, in its sole discretion, to retain and terminate consultants to assist it in the performance of its duties, including the evaluation of compensation for the Named Executive Officers. The Compensation Committee has sole authority to approve the fees and other retention terms of any such consultant.

Pursuant to its authority under its charter to retain compensation consultants, the Compensation Committee engaged Compensia, Inc. (“Compensia”), an executive compensation consulting firm, to act as its independent advisor with respect to 2019 compensation decisions. All services provided by Compensia to the Compensation Committee are conducted under the direction and authority of the Compensation Committee, and all work performed by Compensia must be pre-approved by the Compensation Committee. Compensia does not provide any other services to the Company and does not own any shares of the Company’s stock. There are no personal or business relationships between the Compensia consultants and any executive of the Company. In addition, there are no personal relationships between the Compensia consultants and any member of the Compensation Committee. Compensia maintains a detailed conflict of interest policy in order to ensure that the compensation committees for which it works receive conflict-free advice.

The current members of the Compensation Committee are Messrs. Ballard and Keitel, and Mr. Ballard serves as the Chair of the committee. The Board has determined that Messrs. Keitel and Ballard are “independent” as defined in the applicable Nasdaq listing standards, non-employee directors under SEC Rule 16b-3 and outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met two (2) times in 2019.

Compliance and Governance Committee — The Compliance and Governance Committee replaced the Company’s former Nominating and Governance Committee. As discussed further below under “Election of Directors” the nominating function of the former Nominating and Governance Committee has been transferred to the independent members of Board. The Compliance and Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at https://corp.turtlebeach.com/ under the heading “Corporate Governance—Compliance and Governance Committee Charter.” The primary purpose of the Compliance and Governance Committee is to assist the Board in promoting the best interest of the Company and its stockholders through the implementation of sound corporate governance principles and practices. The functions of the Compliance and Governance Committee include, among other things: (i) developing and recommending to the Board an annual self-evaluation process for the Board and overseeing the annual self-evaluation process; (ii) developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to the Board any changes to such principles; and (iii) reviewing and evaluating the Compliance and Governance Committee’s charter.

The current members of the Compliance and Governance Committee are Dr. Wolfe and Ms. Thompson, and Dr. Wolfe serves as the Chair of the committee. The Board has determined that Dr. Wolfe and Ms. Thompson are “independent” as defined in the applicable Nasdaq listing standards and the applicable rules under the Exchange Act. The Compliance and Governance Committee met two (2) times in 2019.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under the rules of the SEC, stockholders wishing to have a proposal included in the Company’s Proxy Statement for the annual meeting of stockholders to be held in 2021 must submit the proposal so that the Secretary of the Company receives it no later than December 30, 2020. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, under the Bylaws certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting of stockholders that will not be included in our proxy statement. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting of stockholders that is not included in our proxy statement must submit written notice of such nomination or proposal so that the Secretary of the Company receives it no later than April 20, 2021 but no earlier than March 21, 2021, which is sixty (60) days and ninety (90) days prior to the one year anniversary of the date the Annual Meeting, respectively. However, in the event that the Company does not hold an annual meeting of stockholders in a given year or if the date of the annual meeting of stockholders is changed by more than thirty (30) days from the date of the preceding year’s annual meeting of stockholders, notice by the stockholder must be delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the Company fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

ITEM 1 — ELECTION OF DIRECTORS

The Bylaws provide that the Company’s business shall be managed by a Board ranging from one to twelve members. The number of directors may be increased or decreased from time to time by resolution of the Board. Directors are generally elected at the annual meeting of the stockholders and each director elected shall hold office until a successor is duly elected and qualified or until his or her death, resignation or removal.

The Board is currently comprised of five members. The independent directors of the Board identify and recommend director candidates to serve on the Board. Director candidates are then nominated for election by the Board. Stockholders are also entitled to nominate director candidates for election in accordance with the procedures set forth in the Bylaws (see “Submission of Stockholder Proposals and Director Nominations” above).

In identifying and recommending director candidates to serve on the Board, the independent directors of the Board consider the qualifications and composition of the Board as a whole, taking into account the totality of experience, skills and other qualifications or attributes that the individual nominees collectively bring to the Board and striving to maintain diversity of representation among its members. The independent directors also consider each individual’s experience, skills and other qualifications and attributes to determine that individual’s suitability and desirability for service on the Company’s Board. All director candidates should possess high personal and professional ethics, integrity and values, and should have sufficient time available to devote to service on the Board and Board committees. The characteristics which the independent directors consider include, but are not limited to, an individual’s: (i) personal integrity and professional ethical standards along with the willingness to express independent thought; (ii) commitment to representing the long-term interests of the Company’s stockholders; (iii) practical wisdom and mature judgment; (iv) objectivity; (v) professional knowledge and business expertise; and (vi) broad industry knowledge. While the Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees, it values diverse viewpoints, backgrounds, and experiences.

At the Annual Meeting, five directors are to be elected. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. In no event, however, will the shares represented by proxy be voted for more than five nominees. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for director, including the specific experience, qualifications, skills or attributes that led to the conclusion that such nominee should serve as a director of the Company.

Name	Age	Title
Juergen Stark	53	Chief Executive Officer, President and Chairman
William E. Keitel	67	Lead Independent Director
L. Gregory Ballard	66	Independent Director
Kelly Thompson	50	Independent Director
Andrew Wolfe, Ph.D.	57	Independent Director

Nominees for Directors.

Juergen Stark. Mr. Stark is our Chief Executive Officer and President, as well as Chairman of the Board since January 2020, and has served as Chief Executive Officer of the Company since September 2012. Before joining Turtle Beach, Mr. Stark spent over eight years in senior management positions with Motorola, Inc. and Motorola Mobility Holdings, Inc. with responsibilities for hardware and software businesses in the consumer, enterprise, and government sectors. From January 2011 to June 2012, Mr. Stark served as Chief Operating Officer of Motorola Mobility after having previously served as Senior Vice President and Chief Operating Officer, Mobile Devices, for Motorola from August 2010 until the spinoff of Motorola Mobility in January 2011. Prior to that, Mr. Stark served in various senior management positions with Motorola and, prior to joining Motorola, as Chief Executive Officer of Centerpost Corporation, a technology company he co-founded. Prior to that, Mr. Stark was a partner with McKinsey & Co. Mr. Stark has served as a member of the Board since September 2012. Mr. Stark received his B.S. in Aerospace Engineering from the University of Michigan and his M.B.A. from Harvard Business School.

Mr. Stark’s perspective and business experience in consumer and enterprise hardware and software businesses, as well as the depth of his operating and senior management experience, provide him with the qualifications and skills to serve as a director.

L. Gregory Ballard. Mr. Ballard was appointed as a member of the Board in April 2017. He currently serves as general partner of Eleven Ventures, an operationally focused, seed venture investment fund. Prior to joining Eleven Ventures, Mr. Ballard served as Senior Vice President of Mobile, Social and Emerging Platforms for Warner Bros. Interactive Entertainment since April 2013, and Senior Vice President, Digital Games since October 2010, in each case until 2016. From May 2010 to September 2010, Mr. Ballard served as Chief Executive Officer of Transpera, Inc., a mobile video advertising network. From October 2003 through December 2009, Mr. Ballard served as President & Chief Executive Officer of Glu Mobile Inc., a publisher of mobile video games. Prior to joining Glu Mobile, Mr. Ballard served in a variety of senior management and consultancy roles for Virgin USA, Inc., SONICblue Incorporated, a manufacturer of ReplayTV digital video recorders and Rio digital music players, MyFamily.com, Inc. (later Ancestry.com), a subscription-based Internet family tree and genealogy service; 3dfx Interactive, Inc., an advanced graphics chip manufacturer; Warner Custom Music Corp., a division of Time Warner, Inc.; Capcom Entertainment, Inc., a developer and publisher of video games; and Digital Pictures, Inc., a video game developer and publisher. Mr. Ballard has previously served on the boards of DTS Inc., Glu Mobile Inc., Pinnacle Systems, Inc., Imagine Games Network and THQ Inc. He also served on the Audit and Compliance and Corporate Governance Committees of DTS Inc. and the Compensation Committee of Pinnacle Systems, Inc. Mr. Ballard holds a B.A. degree in Political Science from the University of Redlands and a J.D. from Harvard Law School.

Mr. Ballard’s perspective and experience as an executive, investor and entrepreneur with various technology companies qualifies him to serve as a director.

William E. Keitel. Mr. Keitel has served as a member of the Board since January 2014 and became our lead independent director in January 2020. Prior to joining our Board, Mr. Keitel served as special advisor to QUALCOMM Incorporated from March 2013 to November 2013, as QUALCOMM’s Executive Vice President from December 2003 to March 2013, and as its Chief Financial Officer from February 2002 to March 2013. Since November 2013, Mr. Keitel has been pursuing personal interests including various not-for-profit ventures. Mr. Keitel also served as Senior Vice President and Corporate Controller of QUALCOMM from May 1999 to February 2002. Mr. Keitel holds a B.A. degree in Business Administration from the University of Wisconsin and an M.B.A. from Arizona State University.

Mr. Keitel’s many years of senior executive experience with technology companies qualifies him to serve as a director.

Kelly A. Thompson. Ms. Thompson was appointed as a member of the Board in August 2019. Ms. Thompson also serves on the Board of Excelerate Brands, a privately backed company that acquires, incubates and grows digitally native fashion eCommerce brands with a strong consumer connection. She previously was COO of samsclub.com and a member of Sam’s Club Leadership Committee with responsibility for a multi-billion-dollar omni P&L as well as the “Digital” strategic work stream. Prior to samsclub.com, Ms. Thompson was SVP, Global Category Development for Walmart eCommerce and SVP Merchandising, Planning and Marketplace for Walmart.com. Additionally, she spent 10 years in key merchandising leadership roles at Gap, Inc. Ms. Thompson holds a B.S. in Animal Physiology & Neuroscience from University of California, San Diego.

Ms. Thompson brings a wealth of retail, merchandising, and eCommerce expertise to the Board which qualifies her to serve as a director.

Andrew Wolfe, Ph.D. Dr. Wolfe has served on the Board since February 2012. He founded Wolfe Consulting in 2002 and serves as a technology and intellectual property consultant in the consumer electronics, computer, and semiconductor industries. He works with Fortune Global 500 corporations and technology startups in developing product strategy, new product technology, and intellectual property strategy. He also serves as an expert for intellectual property and other technology-related litigation matters. Dr. Wolfe was Chief Technology Officer for SONICblue Incorporated (formerly S3 Incorporated) from 1999 to 2002 and also served as Senior Vice President of Business Development from 2001 to 2002. He served as a Consulting Professor at Stanford University from 1999 to 2002 and an Assistant Professor at Princeton University from 1991 to 1997 and currently lectures at Santa Clara University. Dr. Wolfe obtained a B.S.E.E. in Electrical Engineering and Computer Science from The Johns Hopkins University in 1985, and a M.S. in Electrical and Computer Engineering in 1987 and a Ph.D. in Computer Engineering in 1992 from Carnegie Mellon University. Dr. Wolfe is also a named inventor on over 80 patents.

Dr. Wolfe’s extensive intellectual property and licensing experience qualifies him to serve as a director.

The Board unanimously recommends a vote FOR each of the listed nominees.

EXECUTIVE OFFICERS

The following table sets forth the names, current ages and titles of the Company’s current executive officers. The Company only has two executive officers.

Name	Age	Title
Executive Officers:
Juergen Stark	53	Chairman, Chief Executive Officer and President
John T. Hanson	63	Chief Financial Officer, Treasurer and Secretary

Executive Officers.

Juergen Stark is described as a director nominee above.

John T. Hanson. Mr. Hanson is our Chief Financial Officer, Treasurer and Secretary and has served as Chief Financial Officer of the Company since September 2013. Before joining Turtle Beach, Mr. Hanson served as Executive Vice President and Chief Financial Officer of Dialogic, Inc., a global telecommunications network appliance and software business, from September 2011 to June 2013. From June 2013 to September 2013 and from April 2011 to September 2011, Mr. Hanson pursued personal interests. From April 2008 to April 2011, Mr. Hanson served as Chief Financial Officer for OneCommunications Corp., a local exchange carrier located in Boston, Massachusetts. Mr. Hanson has also previously served as the Chief Financial Officer for Worldport Communications, Inc., Millennium Rail, Inc., and Wace USA, Inc., and in other senior financial positions with Motorola, Inc. and Ameritech, Inc. Mr. Hanson has a B.A. in Commerce with an accounting major from DePaul University and an M.B.A. from the Northwestern University J.L. Kellogg Graduate School of Business. He is a CPA (inactive) in Illinois and was previously an adjunct professor at the Lake Forest Graduate School of Management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of the Record Date for (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s current directors and executive officers, and (iii) all of the Company’s current directors and executive officers as a group. Other than as set forth below, we are not aware of any other stockholder who may be deemed a beneficial owner of more than 5% of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within sixty (60) days after April 29, 2020 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Unless otherwise indicated, the principal address of each of the persons below is c/o Turtle Beach Corporation, 11011 Via Frontera, Suite A/B, San Diego, California 92127.

Executive Officers and Directors	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares Beneficially Owned(2)
Juergen Stark(3)	880,162	5.7%
John T. Hanson(4)	71,722	*
William E. Keitel(5)	117,051	*
Andrew Wolfe, Ph.D.(6)	82,606	*
L. Gregory Ballard (7)	67,995	*
Kelly Thompson	13,797	*
All current executive officers and directors
as a group (6 persons)		8.5%

Stockholders of 5% or more
(excludes executive
officers, directors and employees)
AWM Investment Company, Inc.(8)	1,085,543	7.2%

*	Less than 1%.

(1)	As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting of a security, or the sole or shared power to dispose, or direct the disposition, of a security.

(2)	Beneficial ownership percentages are based upon 14,572,756 shares of Common Stock outstanding as of the Record Date.

(3)	Includes 712,630 stock options that are either currently exercisable or exercisable within sixty (60) days of April 29, 2020.

(4)	Includes 60,733 stock options that are either currently exercisable or exercisable within sixty (60) days of April 29, 2020 and 833 RSUs that will be vesting May 16, 2020.

(5)
Includes 51,081 stock options that are either currently exercisable or exercisable within sixty (60) days of April 29, 2020 and 14,500 shares held by The Keitel McSweeney Family Trust, of which Mr. Keitel is a trustee. Mr. Keitel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)	Includes 20,157 stock options that are either currently exercisable or exercisable within sixty (60) days of April 29, 2020.

(7)	Includes 28,046 stock options that are either currently exercisable or exercisable within sixty (60) days of April 29, 2020 and 5,000 shares held by his spouse.

(8)
According to a Schedule 13G filed with the SEC on February 12, 2020, reporting the beneficial ownership of 1,069,543 shares of Common Stock, AWM Investment Company, Inc. (“AWM”) reported it had sole voting and dispositive powers over 1,085,543 shares of Common Stock, and is the investment adviser to Special Situations Cayman Fund, L.P. (“CAYMAN”), Special Situations Fund III QP, L.P. (“SSFQP”), Special Situations Private Equity Fund, L.P. (“SSPE”) Special Situations Technology Fund, L.P. (“TECH”) and Special Situations Technology Fund II, L.P. (“TECH II” and collectively the “Funds”). As the investment adviser to the Funds, AWM holds sole voting and investment power over 88,846 shares of Common Stock held by AWM, 79,528 currently exercisable warrants held by CAYMAN, 235,511 shares of Common Stock and 212,736 currently exercisable warrants held by SSFQP, 72,472 shares of Common Stock and 88,000 currently exercisable warrants held by SSPE, 8,943 shares of Common Stock and 24,881 currently exercisable warrants held by TECH and 129,771 shares of Common Stock and 144,855 currently exercisable warrants held by TECH II. Austin W. Marxe (“Marxe”), David M. Greenhouse (“Greenhouse”) and Adam C. Stettner (“Stettner”) are members of: SSCayman, L.L.C., a Delaware limited liability company (“SSCAY”), the general partner of CAYMAN; MGP Advisers Limited Partnership, a Delaware limited partnership, the general partner of SSFQP; MG Advisers, L.L.S., a Delaware limited liability company, the general partner of SSPE and SST Advisers, L.L.C., a Delaware limited liability company, the general partner of TECH and TECH II. Marxe, Greenhouse and Stettner are also controlling principals of AWM. The address for AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

DELINQUENT SECTION 16(a) REPORTS

The rules of the SEC require the Company to disclose late filings of stock transaction reports by its executive officers, directors and beneficial owners of more than 10% of our Common Stock. Based on our records and other information, we believe that each of our executive officers, directors and the owners of more than 10% of our Common Stock complied with all Section 16(a) filing requirements applicable to them during 2019 on a timely basis, except that: Mr. Juergen Stark, the Company’s Chief Executive Officer, filed a late Form 4 on January 18, 2019.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended, or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filings, except to the extent that the Company specifically incorporates it by reference.

The Audit Committee assists the Board in meeting its oversight responsibility to stockholders, potential stockholders, the investment community and others. The Audit Committee’s function is one of oversight, recognizing that management is responsible for preparing the Company’s financial statements, and the independent registered public accounting firm is responsible for auditing those statements. Management of the Company is responsible for (i) the preparation, presentation, and integrity of the Company’s financial statements; (ii) the appropriateness of the accounting principles and reporting policies that are used by the Company; (iii) establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act; and (iv) maintaining adequate disclosure controls and procedures, as such term is defined by the Exchange Act. The Company’s independent registered public accounting firm is responsible for (a) auditing the Company’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America and (b) reviewing the Company’s unaudited interim condensed consolidated financial statements. The Audit Committee’s primary responsibility is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm. The Audit Committee will, however, take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The Audit Committee is directly responsible for the selection of the independent registered public accounting firm to be retained to audit the Company’s consolidated financial statements and, if applicable, its internal control over financial reporting, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The independent registered public accounting firm is ultimately accountable to the Audit Committee and the Board. The Audit Committee consults with and reviews recommendations made by the independent registered public accounting firm with respect to the Company’s consolidated financial statements and related disclosures and, as applicable, internal control over financial reporting of the Company and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is currently composed of three directors, each of whom the Board has determined to be independent as that term is defined by applicable Nasdaq listing standards and SEC rules. The Board has determined, in accordance with applicable Nasdaq listing standards, that Mr. Keitel is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee operates under a written charter adopted by the Board, which is available on the Company’s website at https://corp.turtlebeach.com/. The Audit Committee charter is reviewed on an annual basis by the Audit Committee and is subject to amendment from time to time.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal controls, and discusses these matters with the Company’s independent registered public accounting firm. The Audit Committee also discusses with senior management the Company’s disclosure controls and procedures. The Audit Committee’s oversight of the independent registered public accounting firm includes resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s quarterly earnings releases and Exchange Act filings for the year ended December 31, 2019, as amended, with management and the Company’s independent registered public accounting firm, which included a discussion of the quality, in addition to the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also discussed with management and the independent registered public accounting firm the Company’s internal control over financial reporting.

The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence, including the compatibility of any non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the 2019 results of its consolidated financial statement audit and the overall quality of the Company’s financial reporting. The independent registered public accounting firm has direct access to the Audit Committee at any time on any issue of its choosing, and the Audit Committee has the same direct access to the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2019 be included in the 2019 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee has appointed the firm of BDO USA, LLP as independent registered public accounting firm to audit and report upon the Company’s consolidated financial statements and internal control over financial reporting for the year ending December 31, 2020.

AUDIT COMMITTEE

William E. Keitel, Chairman
L. Gregory Ballard
Andrew Wolfe, Ph.D.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2020 and internal control over financial reporting. Although action by the stockholders on this matter is not required under Nevada law or the Sarbanes-Oxley Act of 2002, as amended, or the rules of the SEC promulgated thereunder, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its appointment. One or more representatives of BDO USA, LLP are expected to attend the Annual Meeting telephonically. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board unanimously recommends a vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

Principal Accountant Fees and Services.

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with (i) the audit of our consolidated financial statements for the fiscal years ended December 31, 2019 and 2018 set forth in our Annual Reports on Form 10-K for the years then ended and (ii) the review of our quarterly consolidated financial statements as set forth in our Quarterly Reports on Form 10-Q for each of our quarters during 2019 and 2018, as well as any fees paid to our independent registered public accounting firm for audit-related work, tax compliance, tax planning and other consulting services are set forth in the table below:

	2019	2018
Audit Fees	$1,146,128	$997,840
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$1,146,128	$997,840

Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statement filings with the SEC, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related fees: Audited-related fees consist of fees for professional services reasonably related to the performance of the audit or review of the financial statements and are not included in Audit Fees.

Tax fees: Tax fees consist of fees for tax services, including tax compliance, and related expenses.

All other fees: Fees for products and services other than the services described above.

Pre-approval of Services.

All audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, BDO USA, LLP, require pre-approval by the Audit Committee in accordance with the Audit Committee charter. The Company’s Audit Committee approves the independent registered public accounting firm’s engagement prior to the independent registered public accounting firm rendering any non-audit services. The Audit Committee pre-approved all of the 2019 and 2018 fees paid to BDO USA, LLP.

ITEM 3 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are asking our stockholders to vote, on an advisory basis, to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the SEC and Section 14A of the Exchange Act. This proposal gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the agreements and practices described in this Proxy Statement. This vote is advisory and is therefore not binding on us or the Board. The Board values the opinions of our stockholders, and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and will evaluate what, if any, actions are necessary to address those concerns.

The Company uses external compensation expertise and benchmarking to ensure that its executive compensation program is competitive and appropriate while being designed to align pay with short and long-term company performance, to put a substantial portion of compensation at risk, and to reward unique or exceptional contributions to overall sustainable value creation for stockholders. Because the Board believes that the compensation of our Named Executive Officers as described in “Executive Compensation” appropriately addresses those objectives, it recommends that the stockholders approve the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s Named Executive Officers as disclosed in the “Executive Compensation” section of this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the executive compensation tables and related disclosures.

The affirmative vote of a majority of the shares voting on this proposal is required to approve, on an advisory basis, the compensation of our Named Executive Officers. For purposes of determining approval of this proposal, an abstention will have the same legal effect as a vote “against” the proposal and broker non-votes will not affect the results of this vote.

The Board unanimously recommends a vote FOR approval of the compensation of our Named Executive Officers as disclosed in the “Executive Compensation” section of this Proxy Statement, including the compensation tables and related disclosures.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for the Named Executive Officers listed in the “Summary Compensation Table” below. As a smaller reporting company, we are only required to include compensation disclosure for our principal executive officer and our two other most highly compensated executive officers, the Named Executive Officers, under the Securities Act of 1933, as amended (the “Securities Act”). The Company only has two executive officers. For 2019, our Named Executive Officers were as follows:

•	Juergen Stark, Chief Executive Officer, President and Chairman of the Board

•	John T. Hanson, Chief Financial Officer, Treasurer and Secretary

We review compensation annually for all employees, including our Named Executive Officers. In setting base salaries and granting equity incentive awards, we consider compensation for comparable positions in the market, individual performance as compared to our expectations and objectives, our desire to motivate our Named Executive Officers and achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to the Company.

Peer Group and Market Data

We utilize Compensia, an independent compensation consultant, to conduct a comprehensive review and benchmarking of overall executive and director compensation programs every two years. Compensia produced benchmarking analysis for our Named Executive Officers in 2018, including other senior management, and the Compensation Committee of the Board reviewed Compensia’s benchmarking analysis when making compensation decisions in 2019. We use this same benchmarking analysis to set performance-driven compensation plans for our senior management. Compensia conducted a peer group review in 2020 and the Compensation Committee approved the following updated peer group:

2018 Peer Group	2020 Peer Group
Agilsys	Agilsys
Avid Technology	Arlo Technologies*
CalAmp	Avid Technology
Control 4	CalAmp
Digi International	Digi International
Digital Turbine	Digital Turbine
EMCORE	EMCORE
Glu Mobile	Glu Mobile
Harmonic	Harmonic
Iteris	Iteris
MobileIron	MobileIron
Rosetta Stone	Mohawk Group Holdings*
Telenav	Rosetta Stone
Universal Display	Telenav
VOXX International	VOXX International
ZAGG	ZAGG
* New peer companies based on the current financial profile of potential peer companies and our target revenue and market capitalization ranges. In 2020, Control 4 was removed because it underwent an acquisition in 2019, and Universal Display no longer fell within the revenue and market capitalization ranges.

Our peer companies were selected based on best practices criteria developed to identify comparable peer companies in terms of industry and financial characteristics to provide the Compensation Committee with relevant and meaningful compensation information in support of compensation decision-making. Our peer group includes companies that compete with us for both labor and capital, have a similar enterprise value, and who are in similarly sized and situated business. Our peer companies are headquartered in the U.S. and are part of the consumer-related technology industry with a focus on audio and video equipment, electronic products, and consumer durables and apparel. Compensia primarily examined peer companies with revenue between $100 million and $610 million and a range for market capitalization of $30 million to $650 million.

The Compensation Committee used peer group compensation data as a guide rather than a rule when establishing the compensation levels for our Named Executive Officers. The Compensation Committee establishes salaries, annual bonuses, and long-term incentives at what it generally believes to be at or below the market median of compensation levels available to similarly situated executives in the marketplace. To maintain our efforts to retain talented executives and stay competitive in the marketplace, we expect to utilize Compensia again in 2020 to benchmark our executive compensation program and provide recommendation to ensure that our compensation program continues to enable us to attract and retain qualified executives.

Compensation Practices

We monitor best practices and emerging trends in executive compensation to determine what enhancements or changes should be made to our executive compensation program. The following summary of specific features of our executive compensation program highlights our commitment to executive compensation practices that align the interests of the Named Executive Officers and our stockholders.

Things We Do	Things We Don’t Do
We have a pay for performance compensation structure tied to achieving financial targets and specific business objectives	We do not have individual formal employment agreements
We consider and benchmark against relevant peer groups in establishing compensation	We do not provide excessive executive perquisites
We use financial metrics in our short term incentive plan	We do not encourage excessive risk-taking in our compensation practices
We have an independent compensation consultant	We do not have a minimum payout of annual or long-term incentive compensation
2019 executive compensation was heavily skewed toward equity-based, rather than cash, compensation, the majority of which is subject to multi-year vesting provisions	We do not provide 280G gross-up payments
We have “double trigger” equity vesting

Summary Compensation Table.

The following table sets forth information for the fiscal years ended December 31, 2019 and 2018 concerning compensation of our Named Executive Officers: Mr. Juergen Stark, our Chief Executive Officer (our principal executive officer), and Mr. John T. Hanson, our Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Juergen Stark	2019	550,000	641,300	522,900	455,535	27,531	2,197,266
Chief Executive Officer,	2018	550,000	3,338,324	146,658	874,041	25,427	4,934,450
President and Chairman
John T. Hanson	2019	363,789	242,000	199,200	171,600	15,454	992,043
Chief Financial Officer	2018	360,500	262,600	38,315	272,964	14,037	948,416

(1)
Amounts shown in these columns do not reflect actual compensation received by the Named Executive Officers. The “Stock Awards” and “Option Awards” columns report the grant date fair value of stock awards in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation (“ASC Topic 718”), for stock awards granted during the applicable year and assume no forfeiture rate derived in the calculation of the grant date fair market value. Assumptions used in calculating the value of option awards are included in Note 11 in the notes to our financial statements included in our most recent Annual Report on Form 10-K. The Named Executive Officer will only realize compensation to the extent the trading price of our Common Stock is greater than the exercise price of the stock option at the time an option is exercised.

(2)
Messrs. Stark and Hanson earned $455,535 and $171,600, respectively, in 2019 pursuant to the Company’s annual performance-based incentive cash bonus plan. Payments with respect to the amounts reported for each individual in 2019 are scheduled to be paid in 2020 as determined by the Compensation Committee. For the amounts reported for 2018, 75% of the amounts reported for each individual was paid in April 2019 and the remaining 25% was paid in October 2019.

(3)
The amounts reported in the “All Other Compensation” column include the employer portion of payments pursuant to the Company’s medical and dental plans and matching of 401(k) contributions available to all employees.

Narrative to Summary Compensation Table.

Employment Agreements

The Company does not have formal employment agreements with its executive officers but Messrs. Stark and Hanson did enter into offer letters when they commenced employment as described below:

Pursuant to their original offer letters in 2012, Messrs. Stark and Hanson were entitled to (i) base salary and (ii) incentive performance compensation initially targeted at 60% of base salary for Mr. Stark and 40-50% of base salary for Mr. Hanson.

The offer letters for Messrs. Stark and Hanson provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances. The Compensation Committee believes that these severance benefits provide an incentive to the Named Executive Officers to remain with the Company and serve to align the interests of the Named Executive Officers with the interests of our stockholders, including in the event of a potential acquisition of the Company. “Cause” and “Good Reason” as used below have the meanings given to them in the applicable Named Executive Officer’s offer letter.

Under the terms of Mr. Stark’s offer letter, if the Company terminates Mr. Stark’s employment without “Cause” or if Mr. Stark terminates his employment for “Good Reason,” in each case, other than following an approved sale of the Company, the Company has agreed to pay Mr. Stark severance consisting of a continuation of his then-current base salary, as well as healthcare continuation benefits, for a period of six months following such termination and a pro-rated portion of his performance-based target bonus for the year in which such termination occurs. If such termination occurs following an approved sale of the Company, the Company has agreed to pay Mr. Stark (i) a lump sum payment equal to his then-current annual base salary, (ii) healthcare continuation benefits for a period of one year following such termination, and (iii) a pro-rated portion of his target bonus for the year in which such termination occurs.

Under the terms of Mr. Hanson’s offer letter, if Mr. Hanson’s employment is terminated by the Company without “Cause,” he will be entitled to continuation of his annual salary for a period of six months. In addition, if Mr. Hanson’s employment is terminated by the Company without “Cause” or by Mr. Hanson for “Good Reason,” he will be entitled to a pro-rated bonus for the year of termination based upon the average percentage of the applicable target bonuses received by the management team.

The offer letters for Messrs. Stark and Hanson each contained restrictive covenants pursuant to which the executives had agreed to refrain from competing with the Company or soliciting the Company’s employees or customers for a specified period following the executives’ termination of employment.

Retention Plan

On April 18, 2019, the Board approved a change in control retention plan (the “Retention Plan”) providing for cash bonuses and equity incentives to certain employees, including our Named Executive Officers. The purpose of the Retention Plan is to encourage the continued employment of the participating employees in the event of a change in control. Pursuant to the Retention Plan, if a participating employee is continuously employed with the Company and in good standing on the date of a change in control (as defined in the Retention Plan), the participating employee will be entitled to (i) immediate vesting of all unvested stock options, except to the extent that the acquiring person in a change in control or its direct or indirect parent agrees to assume such unvested stock options or replace them with options that maintain the existing aggregate option spread of such unvested options and (ii) a retention bonus calculated based on the Company’s net enterprise value at the time of a change in control and the retention bonus pool established under the Retention Plan.

Additionally, the Retention Plan provides that, if a Participant is terminated by the Company without cause or a Participant terminates employment for good reason during the one-year period following a change in control, the following severance benefits shall be provided: (i) a lump-sum payment equal to 100% of the Participant’s Target Bonus for the year of termination multiplied by a fraction, the numerator of which is the total number of days that the Participant was employed by the Company during such year and the denominator of which is 365; (ii) continuation of the Participant’s Base Pay for six months from the termination date of the Participant’s employment in accordance with the Company’s ordinary payroll practices; and (iii) if the Participant elects coverage under COBRA, reimbursement for the full amount of premiums for such continuation coverage for a period of six months, provided that the Participant shall only be entitled to the larger benefit for each item above as between the Retention Plan benefits and the severance benefits provided under the Participant’s employment agreement or offer letter.

Base Salary

The Compensia benchmarking data was again used by the Compensation Committee to guide changes to Named Executive Officers compensation in 2019. Based on the benchmarking analysis, the Compensation Committee determined that there would be no change in base salary for Mr. Stark and a modest 1.2% increase in Mr. Hanson’s base salary in 2019.

Name	2018 Base Salary	2019 Base Salary	Percentage Increase
Juergen Stark	$550,000	$550,000	0%
John T. Hanson	$360,500	$365,000	1.2%

Incentive Compensation

We award both short-term and long-term incentive compensation to our Named Executive Officers.

Short-Term Incentive Compensation: Annual Incentive Bonus

We pay annual performance bonuses to reward the performance achievements of our Named Executive Officers. The Compensation Committee believes that a significant portion of each Named Executive Officer’s compensation should be contingent on measurable individual and Company performance. We generally pay these bonuses in cash, and an executive must be employed by the Company on the pay date to receive a bonus. Each Named Executive Officer’s annual performance bonus is generally determined based on our achievement of company-wide objectives and individual objectives. Our company objectives generally relate to the achievement of pre-established performance goals based on company-wide business targets, a significant portion of which focuses on meeting the Company’s financial objectives. Our individual objectives generally relate to the achievement of pre-established performance goals based on specific individual objectives.

For 2019, each Named Executive Officer was assigned a targeted payout, expressed as a percentage of his base salary for the year, which varied by his compensation tier. The Compensation Committee considered peer group benchmarking in establishing targeted payouts for our Named Executive Officers. Accordingly, the target bonus amounts were ultimately set as follows:

	2019 Target Bonus (% of Base Salary)	2019 Target Bonus ($)
Juergen Stark	90%	$495,000
John T. Hanson	50%	$182,500

The performance objectives are generally objectively determinable and measurable, and their outcomes are uncertain at the time established. When we set the 2019 objectives, we considered them to be ambitious but attainable and designed to cause annual performance bonus payments to reflect meaningful requirements. For 2019, our company objectives were achievement of designated levels of net revenues and adjusted earnings before interest, taxes, depreciation, and amortization. The chart below summarizes our company-wide performance objectives for 2019 (with our Named Executive Officers receiving zero payouts if the threshold levels are not achieved), which represented 50% of the overall bonus opportunity:

Performance Measure	Weighting	Threshold	Target	Maximum
Company Net Revenues	25%	$220 million	$244 million	>$244 million
Adjusted EBITDA	25%	$17.4 million	$29 million	>$29 million
% of Target Bonus		75%	100%	Up to 200%

Individual performance also represents 50% of our Named Executive Officer’s bonus opportunity. The individual management business objectives reflected 4-5 personal strategic goals, specifically tied to each Named Executive Officer’s role, as outlined by the Compensation Committee. Details of the individual management business objectives are as follows:

•	Mr. Stark’s objectives were related to his function as our Chief Executive Officer, focusing on revenue growth and fostering internal and external partnerships.

•	Mr. Hanson’s objectives as our Chief Financial Officer were focused on improving the Company’s financial processes and managing its financial function and banking relationships.

Our individual management business objectives were assigned a 50% weight in measuring the bonus amount for our Named Executive Officers, and each of 4-5 business objectives was generally assigned a level equal to 5% to 15% of the overall 50% weighting.

In 2019, the Company met its performance measure at 90% level for the Company revenues and at 87% for the EBITDA, as indicated below:

Performance Measure	Results	Level of Achievement
Company Net Revenues	$234.7 million	90% of Target
Adjusted EBITDA	$22.8 million	87% of Target

In addition, the Compensation Committee evaluated each management business objective and weighed the individual portion of our Named Executive Officers’ bonuses. Our Named Executive Officers met the individual business objectives at approximately the 100% level.

Based on the above results, the actual bonuses paid out for 2019 were as below:

Name	2019 Actual Bonus	% of Target Paid
Juergen Stark	$455,535	92%
John T. Hanson	$171,600	94%

Long-term Incentive (“LTI”) Compensation

The primary purpose of granting equity-based awards is to align the interests of our employees and stockholders so that they share the common goal of long-term stockholder value creation. The Company grants equity-based awards to our Named Executive Officers and certain other employees in the form of stock options and restricted stock units with time-based vesting that requires continued service through each vesting date. We make LTI awards to our Named Executive Officers under the Turtle Beach Corporation 2013 Stock-Based Incentive Compensation Plan, as amended from time to time (the “Plan”). Based on benchmarking analysis from Compensia, we structure our equity grants to generally align within a competitive range of the market median of our peers, measuring as a multiple relative to the amount of base salary for our Named Executive Officers. The Compensation Committee believes that targeting at the market median is appropriate given the Company’s performance as compared to its peer group. In 2019, our Named Executive Officers’ target LTI fell slightly below the market median. The table below provides our Named Executive Officers’ target LTI amounts:

Name	2019 Target LTI
Juergen Stark	$1,164,200
John T. Hanson	$441,200

A summary of all stock option awards granted in 2019 to our Named Executive Officers is provided below.

Name	Shares Subject to Stock Options
Juergen Stark	105,000
John T. Hanson	40,000

The stock option awards were granted under the Plan. Such awards will vest (subject to the Named Executive Officer’s continued employment on the applicable vesting date) as follows: 25% of the award will vest on the first anniversary of the grant date and 1/48th of the award will vest on a monthly basis thereafter, such that 100% of the award will be vested on the fourth anniversary of the grant date.

A summary of all restricted stock units granted in 2019 to our Named Executive Officers is provided below.

Name	Shares Subject to Restricted Stock Units
Juergen Stark	53,000
John T. Hanson	20,000

The restricted stock units were granted under the Plan. Such awards will vest (subject to the Named Executive Officer’s continued employment on the applicable vesting date) as follows: 1/4 of the award will vest on the first anniversary of the grant date and the remainder will vest in equal annual instalments through April 1, 2023.

Under the Plan, upon a change in control where we are not the surviving corporation, all outstanding awards will generally be assumed by, or replaced with grants that have comparable terms by, the surviving corporation. The Plan provides for double-trigger equity vesting, under which vesting would accelerate generally only if a participant is terminated without cause within twelve (12) months following the change in control.

In general terms, a change in control under the Plan occurs if:

•	A person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then outstanding voting securities;

•
We merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the continued voting power of the securities in the merged entity or its parent;

•	We merge into another entity, unless the members of our Board prior to the merger constitute a majority of the board of directors of the merged entity or its parent;

•	We sell or dispose of all or substantially all of our assets; or

•	Our stockholders approve a plan of complete liquidation or dissolution.

Perquisites and Other Benefits

We do not provide any perquisites or fringe benefits to our Named Executive Officers.

Our Named Executive Officers are generally eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, short and long-term disability, and supplemental insurance and our tax-qualified 401(k) Retirement Savings Plan, in each case on the same basis as other employees, subject to applicable laws. We also provide vacation and other paid holidays to all employees, including our Named Executive Officers.

Results of Say-on-Pay Vote and Say-on-Pay Frequency Vote. At our Annual Meeting held on June 14, 2019, we held a non-binding say-on-pay vote on the 2018 compensation of our Named Executive Officers. Excluding broker non-votes, approximately 72% of the votes cast voted “For” our say-on-pay proposal to approve the compensation of our Named Executive Officers. Although the Compensation Committee maintained its general approach to employee compensation based on the result of the stockholder votes, we strengthened our disclosure practices and plan to engage with our stockholders in a more meaningful way.

At our annual meeting held on June 14, 2019, we held a non-binding stockholder vote on the frequency of future say-on-pay votes. The frequency that received the greatest support was for annual say-on-pay votes. After considering the results of these votes, the Board determined that a non-binding stockholder vote on the approval of executive compensation would be conducted every year. Accordingly, the Company is requesting your approval of the say-on-pay proposal in this proxy per Item 3.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the holdings of outstanding stock options, restricted stock awards, and restricted stock units by our Named Executive Officers. The following table includes the number of shares covered by options, restricted stock awards and restricted stock units held by the Company’s Named Executive Officers on December 31, 2019. These outstanding equity awards were granted to the Company’s Named Executive Officers under the Plan.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Juergen Stark	365,912	0	$7.72	9/3/2022
	70,000	0	$7.24	5/29/2025
	103,125	9,375	$4.64	4/4/2026
	58,593	53,907	$2.04	11/13/2027
	46,875	65,625	$3.12	4/11/2028	79,259(2)	748,997
	0	105,000	$12.10	4/1/2029	53,000(3)	500,850
John T. Hanson	1,146	0	$16.52	11/19/2024
	6,250	0	$7.24	5/29/2025
	6,904	1,726	$4.64	4/4/2026
	13,808	12,705	$2.04	11/13/2027
	12,245	17,146	$3.12	4/11/2028	5,834(4)	55,216
	0	40,000	$12.10	4/1/2029	20,000(3)	189,000

(1)
Options vest with respect to 1/4th of the shares underlying the option on the first anniversary of the grant date and of 1⁄48th of the underlying shares on a monthly basis thereafter for the next 36 months.

(2)	As of December 31, 2019, these restricted stock awards vest in quarterly installments with the exception of the remaining 4,175 shares vesting on June 15, 2021.

(3)	As of December 31, 2019, these restricted stock units vest as follows: 1/4 of the award vest on the first anniversary of the grant date and the remainder vest in equal annual installments.

(4)	As of December 31, 2019, these restricted stock units vest in seven equal quarterly installments.

DIRECTOR COMPENSATION

In considering the Company’s need to attract and retain qualified directors, the Company adopted a policy effective January 2014 for compensating directors who are not employees of the Company for their service. To ensure that the Company compensates non-employee directors in line with market practice, our director compensation program was formulated in consultation with our independent compensation consultant. Based on peer group benchmarking by Compensia, the Compensation Committee adjusted our director compensation program accordingly. As described further below, the Company compensates non-employee directors through a mix of cash retainer fees and equity grants that are subject to vesting.

The following table lists 2019 director compensation for all non-employee directors who served as directors in 2019. Directors who are also employees of the Company receive no additional compensation for service as directors. Compensation for Mr. Stark, the Company’s Chief Executive Officer, is reported in the Summary Compensation Table included in the Executive Compensation section above. In accordance with our general policy for directors who are also employees of the Company, Mr. Stark did not earn additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Total ($)
L. Gregory Ballard(4)	65,000	21,227	49,997	136,224

William E. Keitel(5)	67,500	21,227	49,997	138,724

Andrew Wolfe, Ph.D.(6)	60,000	21,227	49,997	131,224

Kelly Thompson (7)	17,419	23,661	50,002	91,082

Ronald Doornink (8)	92,500	21,227	49,997	163,724

(1)	Cash fees paid to directors are described below.

(2)
Amounts in this column do not reflect actual compensation received by our directors. The “Option Awards” column reports the aggregate grant date fair value of option awards made to directors during 2019 in accordance with ASC 718 and assume no forfeiture rate. Assumptions used in calculating the value of option awards are included in Note 11 in the notes to our financial statements included in our most recent Annual Report on Form 10-K. A director will only realize compensation to the extent the trading price of our Common Stock is greater than the exercise price of the stock option at the time an option is exercised. Option awards to directors are granted under the Plan and the method for determining the number of shares subject to the option is described below.

(3)
Amounts in this column do not reflect actual compensation received by our directors. The “Stock Awards” column reports the aggregate grant date fair value of restricted stock granted to directors during 2019 in accordance with ASC 718 and assume no forfeiture rate. Stock awards to directors are granted under the Plan, and the method for determining the number of shares subject to the grant is described below.

(4)	As of December 31, 2019, Mr. Ballard had 4,132 unvested stock awards and 4,132 unexercised option awards that were granted during 2019 outstanding.

(5)	As of December 31, 2019, Mr. Keitel had 4,132 unvested stock awards and 4,132 unexercised option awards that were granted during 2019 outstanding.

(6)	As of December 31, 2019, Mr. Wolfe had 4,132 unvested stock awards and 4,132 unexercised option awards that were granted during 2019 outstanding.

(7)	As of December 31, 2019, Ms. Thompson had 5,394 unvested stock awards and 5,394 unexercised option awards that were granted during 2019 outstanding.

(8)	Mr. Doornink resigned from the Board effective December 31, 2019 and forfeited his 2019 annual grant of options and restricted stock.

In 2019, directors who were not employees of the Company received a standard annual cash retainer fee, in addition to special fees for serving as a member of a committee or the chair of a committee, based upon the following schedule:

Annual Cash Base Fee (other than the Chairman of the Board)	$40,000
Supplemental Annual Cash Committee Fees:
• Chairman of the Board	$80,000
• Audit Committee—Chairperson	$20,000
• Audit Committee—Other Members	$10,000
• Compensation Committee—Chairperson	$15,000
• Compensation Committee—Other Members	$7,500
• Compliance and Governance Committee—Chairperson	$10,000
• Compliance and Governance Committee—Other Members	$5,000

There are no Board or committee meeting attendance fees. Directors are reimbursed by the Company for travel and expenses they incur in connection with their service on the Board and its committees.

The Company’s policy regarding providing cash fees to non-employee directors will remain the same for 2020. With Mr. Stark becoming Chairman of the Board, the Company will also provide additional compensation for its lead independent director. The lead independent director fee will be $20,000. Consistent with Company policy, Mr. Stark will not receive any additional compensation for his service as Chairman of the Board.

In addition to the cash fees described above, the Company intends to continue to make certain equity grants to directors who are not employees of the Company. Upon initial election to the Board, the Company makes an initial grant to each non-employee director of an option to purchase a number of shares of our Common Stock with a grant date fair market value of $50,000 and a grant of restricted shares having a grant date fair market value of $50,000. The initial grants of options and restricted stock are subject to vesting over a period of four years. In addition, each non-employee director receives an annual grant of options to purchase a number of shares of our Common Stock with a grant date fair market value of $50,000 and a grant of restricted shares having a grant date fair market value of $50,000. The annual grants of options and restricted stock vest on the first anniversary of the grant date.

In 2018, the Board adopted ownership guidelines for its non-employee directors and the Company’s CEO. The ownership guidelines require each non-employee member of the Board to own stock and vested awards with a value equal to three times the value of the annual cash retainer payable to a director. The CEO must hold stock and vested awards with a value equal to three times his or her annual salary. Directors are required to attain such stock ownership goal no later than five years from the date the guidelines were adopted or on which they first were appointed to the Board. In addition, the total value of compensation granted to any non-employee director cannot exceed $750,000 in any calendar year, except that the limit would be increased to $1,250,000 for the calendar year during which a non-employee director becomes a director. The total value of the compensation to a non-employee director serving as a Chairman of the Board cannot exceed $1,250,000 in any calendar year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2019

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,564,415	$7.83	1,766,834
Equity compensation plans not approved by security holders	0	0.00	0

Total	2,564,415	$7.83	1,766,834

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company maintains a policy that the Audit Committee review certain transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related person has a direct or indirect material interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any such related party transaction. This policy is included in our Audit Committee charter and we consider it part of our conflicts of interest section of our Corporate Governance Principles and Guidelines.

In determining whether to approve, disapprove or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable to the Company than terms that would otherwise be generally available to the Company if the transaction was entered into under the same or similar circumstances with a party unaffiliated with the Company and (2) the extent of the interest of the related party in the transaction.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, this Proxy Statement or our Annual Report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: Turtle Beach Corporation, c/o Gateway Investor Relations, 4685 MacArthur Court, Suite 400, Newport Beach, California 92660, Attn: Cody Slach, (949) 574-3860. If you want to receive separate copies of any of these documents in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named as proxy in the accompanying form of proxy will vote the shares they represent as recommended by the Board.

By Order of the Board of Directors

/s/ Juergen Stark
Juergen Stark
Chairman, Chief Executive Officer and President
April 29, 2020

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees

01	Juergen Stark 02 William E. Keitel 03 Andrew Wolfe, Ph.D. 04 L. Gregory Ballard 05 Kelly Thompson
The Board of Directors recommends you vote FOR proposals 2 and 3.						`	For	Against	Abstain
2	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.						☐	☐	☐
3	An advisory vote on the compensation of our named executive officers.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

*Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the 2020 Annual Meeting may be held by means of remote communication (i.e., a virtual-only meeting). If this is determined, we will announce the decision in advance, and will provide details on how to participate.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

TURTLE BEACH CORPORATION

Annual Meeting of Shareholders

June 19,  2020 9:00 AM PDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Juergen Stark and John T. Hanson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TURTLE BEACH CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM PDT, on June 19, 2020, at Turtle Beach Corporation, 11011 Via Frontera, Suite A/B, San Diego, CA 92127 or by means of remote communication, and any postponements, continuations, or adjournments thereof  with all powers which the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions indicated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL ONE AND FOR PROPOSALS TWO AND THREE. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

This proxy has been solicited by or for the benefit of the Board of Directors of the Company. I understand that I may revoke this proxy only by written instructions to that effect, signed and dated by me, which must be actually received prior to commencement of the Annual Meeting.

Continued and to be signed on reverse side